Exhibit 3.1

Certificate of INCREASE
of
The NUMBER OF SHARES OF

7.50% SERIES A CUMULATIVE PERPETUAL PREFERRED Stock
of
FRANCHISE GROUP, Inc.

Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware

Franchise Group, Inc., a Delaware corporation (the “Corporation”), does hereby certify:

FIRST: In a Certificate of Designation filed with the Secretary of State of the State of Delaware on September 18, 2020, pursuant to Section 151 of the General Corporation Law of the State of Delaware, the Corporation was authorized to issue 1,380,000 shares of 7.50% Series A Cumulative Perpetual Preferred Stock, as a series of the Corporation’s preferred stock, par value $0.01 per share and $25.00 liquidation preference per share;

SECOND: The Board of Directors of the Corporation, by resolution adopted January 7, 2021, duly authorized and directed that the number of shares of the Corporation’s 7.50% Series A Cumulative Perpetual Preferred Stock be increased from 1,380,000 shares to 4,800,000 shares.

In witness whereof, the Corporation has caused this Certificate of Increase to be signed and attested by the undersigned this 15th day of January, 2021.

FRANCHISE GROUP, INC.

By:	/s/ Eric Seeton
Name: Eric Seeton
Title: Chief Financial Officer